Exhibit 10.1

CONFIDENTIAL

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS [**].

Final Execution Version

AMENDMENT NUMBER ONE

AMENDMENT NUMBER ONE, made and effective as of January 1, 2019 (the “SARA Amendment Number One Effective Date”), by and between TATA AMERICA INTERNATIONAL CORPORATION and TATA CONSULTANCY SERVICES LIMITED

(jointly, “TCS”) and THE NIELSEN COMPANY (US), LLC (“Nielsen”), modifies the Second Amended And Restated Master Services Agreement (the “Agreement”), dated as of January 1, 2017, among TCS and Nielsen.

WHEREAS, Nielsen and TCS mutually desire to amend the Agreement on the terms provided herein.

NOW, THEREFORE, the Parties agree to amend the Agreement as follows:

1.	Amendment to Schedule C.

Schedule C (Charges) to the Agreement is deleted in its entirety and replaced with the new Schedule C (Charges), attached hereto.

2.	Addition of Schedule T (Transformation Initiatives).

A new Schedule T (Transformation) is added to the Agreement as provided in Schedule T, attached hereto.

3.	Miscellaneous.

Except as amended by this Amendment Number One, the Agreement shall remain in effect without amendment. This Amendment is not intended to, and shall not, constitute a waiver or an accord and satisfaction by either Party of any breaches or defaults under the Agreement.

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IN WITNESS WHEREOF, the Parties have each caused this Amendment Number One to be signed and delivered by their duly authorized representative.

THE NIELSEN COMPANY (US), LLC		TATA AMERICA INTERNATIONAL CORPORATION
By:	/s/ Dave Anderson	By:	/s/ Latesh Sewani
Name:	Dave Anderson	Name:	Latesh Sewani
Title:	CFO/COO	Title:	NA Finance Head

TATA CONSULTANCY SERVICES LIMITED
		By:	/s/ Surya Kant
		Name:	Surya Kant
		Title:	President – North America Operations

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Schedule C

(as of the SARA Amendment Number One Effective Date) Charges

1.MINIMUM & ANNUAL COMMITMENT AMOUNTS

1.1Establishing MCA and ACA.

(a)Nielsen agrees that during the Initial Term Nielsen and its Affiliates will purchase Services from TCS in an aggregate amount not less than the Minimum Commitment Amount provided in Section 1.1(b) of this Schedule C. Additionally, for each Calendar Year of the Initial Term, Nielsen agrees that it and its Affiliates will purchase Services from TCS in an aggregate amount not less than the Annual Commitment Amount for such year provided in Section 1.1(c) of this Schedule C. All Services shall count against both the Minimum Commitment Amount and the Annual Commitment Amount. There will be no Minimum Commitment Amount or Annual Commitment Amount after the Initial Term, including during any Extension Term(s) or Renewal Periods.

(b)The “Minimum Commitment Amount” (also known as the “MCA”) shall be One Billion Four Hundred Thirteen Million Dollars ($1,413,000,000). The revised MCA in the prior sentence shall be as of the SARA Amendment Number One Effective Date. If Nielsen has provided the notice required by Section 2.2(a) of the Agreement but if for whatever reason the Parties do not agree prior to the end of the Initial Term on a Renewal Term in accordance with Section 2.2(a) of the Agreement, the MCA will be reduced by [**]

(c)The “Annual Commitment Amount” (also known as the “ACA”) shall be Three Hundred Twenty Million Dollars ($320,000,000) per year for 2017 and 2018. For 2019 the ACA shall be Two Hundred Seventy Five Million Dollars ($275,000,000). For 2020 the ACA shall be Two Hundred Fifty Million Dollars ($250,000,000). For 2021, 2022, 2023, and 2024, the ACA shall be One Hundred Eighty Four Million Three Hundred Thousand Dollars ($184,300,000) per year (the “Part II ACA”). For 2025 the ACA shall be One Hundred Thirty Seven Million Eight Hundred Thousand Dollars ($137,800,000) per year (the “Part III ACA”). In all cases the ACA shall be subject to reductions after the SARA Amendment Number One Effective Date in accordance with Section 1.4 of this Schedule C. Notwithstanding the foregoing, the ACA shall be eliminated at such point, if any, that the MCA has been fully satisfied. No ACA shall apply in the Calendar Year in which the MCA is fully satisfied.

(d)Although Nielsen’s obligations shall not actually be satisfied until Nielsen pays the relevant Charges, the MCA and the ACA provided shall be calculated on the basis of amounts invoiced or accrued by TCS, even if billing or payment for such Services falls into the next Calendar Year. By way of example, Services delivered by TCS to Nielsen in December of a given year shall count against that year’s ACA even though they will not be billed or paid until the following year.

(e)The amounts of the MCA and the ACA provided in Sections 1.1(b) and 1.1(c) reflect and include the adjustments agreed by the Parties pursuant to the letter agreement, dated January 18, 2019, between them, a copy of which is attached as Exhibit A (Exhibit A – Amendment Number One).

1.2Charges Which Count Against the Minimum Commitment Amount and Annual Commitment Amount.

The following amounts shall count toward Nielsen’s fulfillment of the MCA and the ACA:

(a)	[**]

(b)	[**]

(c)	[**]

(d)	[**]

(e)	[**]

(f)	[**]

(g)	[**]

(h)	[**]

1.3Exclusions from MCA and ACA.

The following payments made by Nielsen shall not count toward fulfillment of the MCA or the ACA:

(a)	[**]

(b)	[**]

(c)	[**]

(d)	[**]

(e)	[**]

(f)	[**]

1.4Reductions to Minimum Commitment Amount and Annual Commitment Amount.

The MCA and the ACA shall each be reduced if (each of the following conditions to be applied separately, recognizing more than one condition may be applicable to the same event, however the same dollar impact shall only be counted once):

(a)	[**]

(b)	[**]

(c)	[**]

(d)	[**]

(e)	[**]

(f)	[**]

(g)	[**]

(h)	[**]

(i)	[**]

(j)	[**]

1.5Process to Determine Reductions to the Minimum Commitment Amount and the Annual Commitment Amount.

If Nielsen believes a circumstance described in Section 1.4 has occurred, the process provided in this Section 1.5 shall be used to determine how much the Minimum Commitment Amount and the Annual Commitment Amount shall be reduced. Any such reduction which takes effect prior to the end of 2020 shall be subject to Section 1.6(b) in 2021 and any such reduction which takes effect beginning in 2021 and prior to the end of 2024 shall be subject to Section 1.6(c) in 2025. The process is as follows:

(a)The parties will form a review committee (the “Review Committee”) comprised of an equal number of representatives of the Parties;

(b)If the issue is the circumstance provided in Section 1.4(a) or 1.4(b), Nielsen will provide written information on the requirements for the assignment covered by the respective SOW to the Review Committee, TCS may demonstrate whether TCS’ failure was excused pursuant to Section 8.7 of the Agreement and TCS will provide written information on why TCS failed to negotiate or agree to such SOW or comply with requirements contained in such SOW;

(c)The Review Committee shall adjust the ACA and the MCA based on the annual impact in the case of the ACA and the remainder of the Initial Term in the case of the MCA of the Services which Nielsen would have been expected to purchase from TCS had the event not happened.

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(d)If the Review Committee cannot resolve the dispute within [**] , the dispute will be jointly escalated to a direct discussion between senior executives of the Parties; and

(e)If such senior executives of the Parties are unable to resolve the dispute to the mutual satisfaction of such senior executives, then the ultimate decision as to whether the MCA and/or the ACA shall be reduced and, if so, the amount by which the MCA and/or the ACA shall be reduced, shall be made in good faith by the Nielsen Global CTO or Global Head of Operations or their respective nominees. Such determination by Nielsen shall be final and binding upon the Parties and shall not be subject to further dispute resolution; except that if (and only if) the reduction was due to Section 1.4(a) or (b) TCS may challenge such determination in accordance with the dispute resolution process provided in Section 27.3 of the Agreement, provided that it does so withinof notice of such decision. If either of the Nielsen Global CTO or Global Head of Operations positions ceases to exist, then the CEO of Nielsen shall designate a successor for such role.

(f)	[**]

1.6Normalization of MCA and ACA Reductions.

(a)If the MCA and/or the ACA has been reduced as a result of a circumstance described in Section 1.4(h) or 1.4(i), [**]

(b)If  prior to the [**] the ACA has been reduced as a result of a circumstance described in Section 1.4(g), (h), or (i), then [**] the Part II ACA shall not be reduced as a result thereof unless, and then only to the extent, the aggregate amount of such reductions is [**]

(c)If the ACA has been reduced as a result of a circumstance described in Section 1.4(g), (h), or (i), thenthe Part III ACA shall not be reduced as a result thereof unless, and then only to the extent, the aggregate amount of such reductions is in excess of [**]

(d)[**]

1.7Payment of Shortfalls of the MCA and ACA.

(a)If at the end of any year of the Initial Term [**] (other than a year in which this Agreement has terminated, which is covered by Section 1.7(b)) there is an ACA Shortfall, then Nielsen shall pay to TCS [**] Such payment shall be due [**] not earlier than [**] following receipt of TCS’ invoice therefore, but The amount paid toward the ACA Shortfall shall be credited against the MCA.

(b)If at the end of [**] there is an MCA [**]

Shortfall or an ACA Shortfall (or there is a termination of the Agreement pursuant to Sections 28.1 or 28.5(b)) TCS shall invoice Nielsen in one consolidated invoice for:

(i)the Unpaid Invoices Balance;

(ii)the Unbilled Services Balance; and

(iii)[**], (the sum of such amounts, the “End of Term Close Out Amount”).

Such consolidated invoice shall replace and supersede all other outstanding invoices. Payment of the End of Term Close Out Amount shall be due [**] following receipt of TCS’ invoice therefore; which shall constitute full and complete satisfaction of all Nielsen payment obligations to TCS with respect to Charges for Services, ACA and MCA. Nielsen may reduce the amount paid toward the End of Term Close Out Amount for any payments for invoices included in the Unpaid Invoice Balance (x) which were paid after calculation of the Unpaid Invoices Balance or (y) which were paid prior to calculation of the Unpaid Invoices Balance and were not properly credited to Nielsen’s account by TCS in such calculation.

(c)For the purposes of this Section, the following definitions apply:

(i)“ACA Shortfall” for any year means the ACA less the aggregate amount counted toward fulfillment of the ACA for such year (including any Unpaid Invoices Balance for Services performed in such year and any Unbilled Services Balance for services performed in such year) (but in no event less than zero);

(ii)“MCA Shortfall” means the MCA less the aggregate amount counted toward fulfillment of the MCA (including any Unpaid Invoices Balance, any Unbilled Services Balance) (but in no event less than zero);

(iii)“Unpaid Invoices Balance” is equal to the sum of all invoices issued by TCS to Nielsen under this Agreement (including Pass-Through Expenses) and outstanding as of the effective date of termination of this Agreement; and

(iv)“Unbilled Services Balance” is equal to the charges for Services delivered by TCS to Nielsen under this Agreement on or before the effective date of termination of this Agreement but not invoiced as of such date.

1.8MCA and ACA Reports. In accordance with Section 5.7 of the Agreement, within [**] of the end of [**] until the MCA has been fully satisfied TCS shall provide Nielsen with a detailed reconciliation of the amount remaining in the MCA and the ACA, showing the amount remaining from the prior calculation and all events occurring during the quarter reported upon (or which should have been reflected in prior statements), which have reduced the MCA and the ACA and the amount of each such reduction, including all adjustments pursuant to Section 1 of Schedule C.

1.9Treatment of MCA and ACA In Case of Certain Terminations of the Agreement Pursuant to Section 28.

If Nielsen terminates the Agreement pursuant to Sections 28.2 or 28.3 of the Agreement, then Nielsen shall be relieved of any obligation with respect to any remaining portion of the MCA and the ACA.

2.CHARGES FOR SERVICES

2.1	Rates

The rates (the “Rates”) provided in Table C-2A apply for all Services performed by TCS under this Agreement, except for Fixed Fee SOWs, Managed Services, and Projects (i.e., all Services will be billed at the applicable Rates) and are firm and fixed during the Term and Extension Period. There will be no charge for overtime. Section 6 provides the basis for determining and converting currency.

2.2	Delivery Model Pricing

Schedule C-2B describes the pricing by Engagement Model.

2.3	Transition Charges

There will be a mutually agreed upon Transition/Transformation plan. See Schedule C Exhibit C-2C. TCS has shared a list of associates with Nielsen and will execute the plan based on this list. [**] TCS may not reduce or reallocate the resources applicable to any portion of the Services until the Nielsen business unit owner (a direct report to Global CTO or the Global Head of Operations) has agreed that Transition/Transformation for that aspect of the Services is satisfactory, not to be unreasonably withheld.

3.CHARGES GENERALLY

3.1	COLA [**]
3.2	Managed Services

An SOW may provide that all or a portion of the Services under such SOW is to be performed on a Managed Services basis using Billing Units, where the Charges are based on inputs (such as the number of servers) or outputs (such as the number of pages printed) rather than the amount of Resources used. In such case the Managed Services Charges provided therein shall apply and not the Rates herein.

3.3	Billing Units Subsume All of TCS’ Expenses

If a portion of the Service (other than a portion provided on a T&M basis) is not measured by a specific Billing Unit, the cost to TCS of providing that portion of the Service is subsumed in the charging methodology hereunder and there shall be no separate charge for variations in volumes of portions of the Services not measured by a Billing Unit.

3.4	New Services

(a)A “New Service” is work which is in addition to and materially different from the then existing in-scope Services (including Services that are optional, but for which a price is provided in this Agreement). A New Service may require a new Engagement Model. In determining whether particular work is a New Service, the following work is included within the definition of in-scope Services (and therefore are not New Services):

(i)Evolution, supplements, modifications, enhancements, and replacements of the Services to improve the quality, efficiency and effectiveness of the Services to keep pace with technological advancements.

(ii)If the performance of the additional work requested by Nielsen would be reflected in a change in the volume of chargeable resource usage, and the net change in the resources and expenses required to perform the additional work would not be disproportionately different from the corresponding change in the volume or composition of such chargeable resource usage from performing such additional functions, then such additional work shall be considered in-scope Services and the charge, if any, for such additional work shall be determined pursuant to the Rates.

(b)Charges for New Services

If Nielsen requests TCS to perform work that is not then in-scope Services and TCS has notified Nielsen that TCS considers such work to be a New Service (which notice may be given by email in accordance with the Governance Process) (provided that if TCS has failed to notify Nielsen that TCS considers a particular work to be a New Service and begins providing such work as a Service, if Nielsen’s demand for the work later increases TCS may at any time notify Nielsen that TCS considers the work to be a New Service and the foregoing shall apply prospectively from the date of TCS’ notice), the following shall apply:

(i)Promptly after receiving Nielsen’s request for New Services, TCS will provide Nielsen a written proposal and price quote for such New Services containing at least the following information (unless TCS determines (and notifies Nielsen) that the New Services are wholly unrelated to the scope of this Agreement and that TCS is incapable of delivering the New Services):

(1)A brief description of the services to be provided;

(2)If relevant, a projection of the net increases and decreases in Nielsen’s Billing Unit utilization, if any, that will be attributable to such New Services;

(3)A description of the new or modified resources and expenses not reflected in clause (2) above that would be required for TCS to provide the New Services;

(4)A description of the resources, if any, that would no longer be required to be provided by TCS if it provided the New Services;

(5)A brief description of the ramifications and impacts of such New Services on the existing Services (including the Service Levels); and

(6)Where the nature of the proposed Services are such that TCS, as the incumbent for the other Services has a competitive advantage over other potential suppliers, the charges proposed by TCS shall be no greater than TCS’ charges to any other similar TCS customer for similar services.

(ii)TCS’ price quote for the New Services

(1)Charges for New Services shall be determined pursuant to this Section 3.4 and shall be provided on a most favored customer basis.

(2)At Nielsen’s request, TCS’ price quote shall be at a reasonable level of detail such that Nielsen can properly evaluate and understand the components of TCS’ offer. For example, if the New Services involves the provision of Equipment, Software, and personnel resources, and the charges for each category can be reasonably identified and separated (for analysis purposes), TCS will provide a proposed line item charge for each category. In addition, TCS will break out its proposed charges for any Third Party Equipment, Software or services, if applicable to the New Service.

(3)TCS’ price quote shall be based upon the required proportional increase in personnel, systems and other resources applicable to the New Services relative to the then-existing TCS Charges and shall take into account any resources and expenses of TCS for then-existing Services that would no longer be required once TCS begins performing the New Services.

(a)Nielsen may elect to have TCS perform the work as a New Service in accordance with the proposal by TCS described in Section 3.4(b)(i). If Nielsen so elects, the parties shall execute an SOW documenting the New Services and the Charges for them.

(b)Subject to Section 3.4(c), TCS shall not begin performing any New Services until Nielsen has accepted TCS’ proposed SOW.

(c)If the parties cannot agree upon whether work requested by Nielsen is a part of the then-existing Services or would be a New Service or what the appropriate charge for the New Service should be, TCS shall nevertheless begin to perform the disputed work if Nielsen so requests.  In this event, Nielsen shall pay TCS [**] percent ([**]%) of the Charges proposed by TCS until the matter is resolved in accordance with the dispute resolution procedures provided in Section 27.3 of the Agreement; provided that TCS shall not be required to perform pursuant to this provision for more than [**]

3.5TCS Software for any particular New Service.

(a)If TCS (or its Affiliate acting in conjunction with TCS) desires to license to Nielsen computer software that (i) is part of TCS’ (or such Affiliate’s) commercial offerings, (ii) has not previously been used by TCS to provide the Services to Nielsen, and (iii) is not then licensed to Nielsen (e.g., a renewal or expansion is being considered, licenses that have lapsed for more than an insubstantial period of time shall not qualify) (or at the time it was first licensed to Nielsen it was deemed TCS Commercially Available Software), TCS (or such Affiliate) may suggest to Nielsen that such computer software be licensed to Nielsen provided that (x) TCS assist Nielsen in completing a formal software selection process to identify and evaluate competitive offerings provided by unaffiliated third parties, (y) Nielsen concludes that such software selection process establishes that there is at least one bona fide competitive alternatives available to meet Nielsen’s requirements, and (z) if Nielsen selects the TCS software and executes a license agreement therefor before TCS has introduced such software into Nielsen’s environment, then such TCS software shall be deemed “TCS Commercially Available Software”.

(b)All software of TCS and its Affiliates that is not TCS Commercially Available Software shall be deemed “TCS Non-Commercially Available Software”.

4.NIELSEN OBLIGATION TO PROVIDE REPLACEMENT SERVICES WHERE TCS HAS MADE AGREED UPON INVESTMENTS; GAIN SHARE

4.1Nielsen Obligation To Provide Replacement Services Where TCS Has Made Agreed Upon Investments

(a)The Parties shall collaboratively establish a list of areas (“Investment Areas”) where TCS will make investments that will improve the efficiency of the methods of delivery of the Services to Nielsen’s Operations group in order to support the charges that will apply hereunder from those previously provided between the Parties, other than those where Nielsen desires to make the investment directly. Where Nielsen makes the investment directly, as between Nielsen and TCS, Nielsen shall be the sole beneficiary of such investment. The first such list was agreed upon and the second list shall be agreed upon by

. As part of such process Nielsen may inform TCS of areas where it recommends that TCS not make investments due to anticipated changes in Nielsen’s priorities.

(b)With regard to each Investment Area, provided that TCS actually makes the investment described in the list, forafter the date of each Investment Areas list (but not beyond  [**]  )  Nielsen  may  not  reduce  demand  (measured  by  inputs)  for  the associated Services below [**] without providing substitute demand for similar Services.

(c)As of the Amendment Number One Effective Date the Parties agree that the provisions in this Section 4.1 are obsolete and not in effect.

4.2Gain Share

[**]

5.PASS-THROUGH EXPENSES

(a)Nielsen will reimburse TCS for all Pass-Through Expenses mutually agreed by the Parties, as provided in the Agreement. Pass-Through Expenses must be reasonable, warranted and cost effective, and have been approved in advance by Nielsen’s Project Manager. Pass-Through Expenses are to be billed to Nielsen at TCS’ cost (without mark up of any kind, including administrative fees, and net of all rebates and credits).

(b)TCS shall use Commercially Reasonable Efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expense basis, Nielsen may:

parties;

(i)	obtain such services or materials directly from one or more third

(ii)designate the third party source for such services or materials;

(iii)designate the particular services or materials (e.g., equipment make and model) TCS shall obtain (although if TCS demonstrates to Nielsen that such designation will have an adverse impact on TCS’ ability to meet the Service Levels, such designation shall be subject to TCS’ approval);

(iv)designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time);

(v)require TCS to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and

(vi)review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

(c)The Parties may agree in an SOW that Nielsen’s payment to TCS of certain Pass-Through Expense associated with such SOW shall be subject to different payment terms than otherwise provided herein.

6.LOCAL COUNTRY BILLING; EXCHANGE RATES

(a)Except as provided herein, the Charges shall be denominated and paid in the currencies specified in Schedule C-2A, and if no currency is specified therein then in United States Dollars. If requested by Nielsen, TCS shall invoice Nielsen Affiliates outside of the United States for charges in the currency specified for local billing in the applicable SOW. The exchange rates to be used to convert from the U.S. Dollar based charges in this Agreement to the relevant local currency shall be based on the average of the exchange rates shown in the Wall Street Journal for each Business Day in the December prior to the year in which the Services are to be provided (e.g., January’s bill for December’s services will use the prior year’s exchange rate but February’s bill for January’s services will use the new rates. If the actual exchange rate of any applicable local currency varies more than twenty percent (20%) against the U.S. Dollar in the course of any Calendar Year, upon the request of either Party, the Parties shall reset the exchange rates for the remainder of such Calendar Year based on the average exchange rates for the calendar month prior to such readjustment date. Such readjustment may occur only once per year. An SOW may provide for different terms but in order for such SOW to be effective it must be approved by the Nielsen Global Relationship Manager and the TCS’ Global Relationship Manager, with such approval indicated on the SOW.

(b)For purposes of calculating credits against the MCA and the ACA for Charges that are billed in currencies other than United States Dollars, the parties shall use the same exchange rates as provided in Section 6(a) of this Schedule C.

7.CHARGES FOR TERMINATION-EXPIRATION SERVICES

Termination-Expiration Services provided during the Term (including the Extension Period) shall be invoiced at the Rates provided in Table C-2A. If any such Services extend beyond the Term (including the Extension Period), the Charges shall be as mutually agreed, but shall not be increased beyond the Extension Period Rates by more than 10% per Calendar Year after the Extension Period.

8.TRUE UP OF CHARGES FOR 2017

This Schedule C confirms, replaces and supersedes the letter agreements between the Parties dated as of March 17, 2017 and as of June 29, 2017.

9.CLIENT SERVICE KPO ROTATIONAL ASSIGNMENTS

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Exhibit C-1

Offshore Leverage Commitments

Exhibit C-2A

All amounts are in US Dollars unless otherwise noted.

Rate Card

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[**]

Exhibit C-2B

Engagement Models

[**]

[**]

[**]

[**]

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Exhibit C-2C

Transition Areas & Resource Movement

TCS proposes to have the following projects be transitioned immediately to Managed Services Model.

[**]

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